UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 26, 2018

 SELLAS Life Sciences Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 West 38th Street, 10th Floor New York, NY 10018
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (917) 438-4353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.04.    Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosure set forth in Item 8.01 of this Current Report on Form 8-K to the extent required by this Item 2.04 is incorporated herein by reference.

ITEM 8.01.    Other Events

As previously disclosed, SELLAS Life Sciences Group, Inc. (the "Company") has been involved in legal proceedings with JGB (Cayman) Newton, Ltd. ("JGB") concerning JGB's purchase in May 2016 of a $25.5 million Senior Secured Debenture at a 6.375% original issue discount (the "Senior Secured Debenture"). The Senior Secured Debenture matures on November 10, 2018, and accrues interest at 9% per year, payable monthly. The Company’s obligations under the Senior Secured Debenture are secured under a security agreement dated May 10, 2016 between Galena Biopharma Inc. (the Company's predecessor) and its subsidiaries, JGB, as a secured party, and JGB Collateral, LLC ("JGB Collateral"), as agent (the "Security Agreement") by a senior lien on certain of the Company’s assets, including all of the Company’s interests in certain of its consolidated subsidiaries (which includes their intellectual property), and by a restricted cash account (the "Restricted Account") controlled by JGB and JGB Collateral.

On or about April 9, 2018, JGB filed a lawsuit against the Company and certain officers and directors in the U.S. District Court for the Southern District of New York. The complaint in the JGB lawsuit alleges, among other things, that the Company breached a contractual obligation to deliver certain shares of its common stock to JGB. On May 18, 2018 and May 25, 2018, the Company filed counterclaims and an answer to the amended complaint filed by JGB. The Company is seeking, among other things, a dismissal of all claims, a declaratory judgment regarding the underlying contractual dispute between the parties, a declaratory judgment regarding a breach of the senior secured debenture agreement by JGB relating to JGB’s failure to release from the Restricted Account certain cash collateral owed to the Company for redemptions by JGB and interest on the collateral, damages, restitution and fees. On June 18, 2018, the Company filed a motion for judgment on the pleadings and a motion to dismiss the amended complaint and on July 6, 2018, JGB filed a motion for partial judgment on the pleadings and motion to dismiss all of the Company's counterclaims.

As of August 14, 2018, the principal balance of the Debenture was $6,871,702 and the cash balance of the Restricted Account exceeded the principal balance of the Senior Secured Debenture by approximately $1.6 million which, pursuant to the terms of the Senior Secured Debenture, should have been released to the Company. Due to the dispute between the Company and JGB, the Company has been unable to transfer the $1.6 million from the Restricted Account as JGB has not approved the transfer in violation of a securities account control agreement at the Company's financial institution.
Without any prior written notice, on September 24, 2018, JGB Collateral unilaterally issued a directive to (i) the financial institution (U.S. Bank) that maintained the Restricted Account and (ii) the manager of the account (SVB Asset Management) to liquidate all assets in the Restricted Account. As a result of such directive, approximately $8.5M in cash was removed from the Restricted Account, an amount well in excess of the balance of the Senior Secured Debenture.

On September 26, 2018, JGB Collateral sent a letter to the Company stating that it had taken possession of the assets in the Restricted Account as a result of breaches and violations of the Senior Secured Debenture alleged in the JGB lawsuit, which it contended constitute Events of Default under the Senior Secured Debenture. JGB has not given the Company any notice of acceleration at this time. The Company, through its counsel, promptly notified JGB that its seizure of the assets from the Restricted Account was a breach of the Company’s rights under the Senior Secured Debenture, the Security Agreement and the related transaction documents and requested that JGB return the funds removed from the Restricted Account.

The Company is vigorously defending against the claims in the JGB litigation and is pursuing the counterclaims it has asserted. Among other things, the Company, in good faith, disputes that any breaches of the Senior Secured Debenture or any Events of Default have occurred or are continuing. Accordingly, on October 1, 2018, the Company filed an application for an Order to Show Cause for a Temporary Restraining Order, Preliminary Injunction and Expedited Discovery in the United States District Court (SDNY), Case 1:18 - Civ. 3095 (DLC), to, inter alia, (a) enjoin JGB and JGB Collateral from taking any action to exercise any rights or remedies under the Security Agreement or with respect to any collateral pledged thereunder, (b) compel JGB, JGB Collateral and certain other related parties to turn over to the Court Registry Investment System for safekeeping the sum of $1,611,567 which is an amount equal to the excess balance in the Restricted Account that has not been released to the Company, and (c) restrain and enjoin JGB and JGB Collateral from engaging in any further transfers of the funds that JGB Collateral directed to be transferred from the Restricted Account. A hearing on the Company's application was adjourned to October 4, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELLAS Life Sciences Group, Inc..

Date:	October 2, 2018	By:	/s/ Barbara A. Wood
Barbara A. Wood Executive Vice President, General Counsel